Exhibit 10.1

October 2, 2022

Jeffrey Hawkins

Dear Jeffrey:

On behalf of Quantum-Si, I am pleased to offer you the position as Chief Executive Officer beginning no later than October 17, 2022 (your “Start Date”).  You will report to the Quantum-Si Board of Directors.  Your annualized compensation in this position will consist of an annual base salary of $575,000 paid in twice monthly pay periods, less required deductions.

Beginning with the 2023 calendar year, you will be considered for an annual discretionary bonus targeted at 100% of your annual base salary.  The Quantum-Si employee bonus plan does not provide for pro-rated annual bonuses for employees hired after September 30 of the applicable year. At the end of each calendar year, the Board of Directors will establish performance goals and targets for the following year.  Such bonus shall be paid no later than March 15 of the following calendar year, and it will be a condition of your eligibility to receive any bonus that you remain employed with Quantum-Si through the scheduled date of payment of such bonuses.

You will receive a one-time taxable sign on bonus of $150,000.  One half of that amount will be paid to you in the first available payroll date after your Start Date.  The second half of the amount will be paid to you 6 months following your Start Date in the next available payroll date.  Such payments will be recoverable in full by the company in the event you voluntarily terminate your employment or are terminated for “cause” (as defined in the Quantum-Si Incorporated Executive Severance Plan) prior to 12 months from your Start Date.

In addition to the outlined cash compensation, you will receive the options to purchase shares of Quantum-Si common stock described below:

You will receive 4,170,000 stock options (“Time-Based Options”) in Quantum-Si that (i) will be subject to the approval of Quantum-Si’s Board of Directors, (ii) will be subject to the terms of the grant documents therefore, (iii) subject to continued service and the specific terms of your grant, will vest over a five year period with the following schedule: 20% on the last day of the calendar quarter of the one year anniversary of your Start Date, and 1.66% at the end of each month thereafter.

Also, as a material inducement to you joining the Company, you will receive the following additional options (the “Inducement Awards”).  The Inducement Awards are intended as inducement grants under Nasdaq Rule 5635(c)(4).  You will receive 1,390,000 stock options (“$10 Performance Options”) in Quantum-Si that (i) will be subject to the approval of Quantum-Si’s Board of Directors, (ii) will be subject to the terms of the grant documents therefore, (iii) subject to continued service and the specific terms of your grant, will vest in full if within 1.5 years of your Start Date Quantum-Si’s common stock closing price is at least $10.00 (as adjusted) for 20 out of 30 consecutive trading days.  In addition, you will receive 1,390,000 stock options (“$20 Performance Options”) in Quantum-Si that (i) will be subject to the approval of Quantum-Si’s Board of Directors, (ii) will be subject to the terms of the grant documents therefore, (iii) subject to continued service and the specific terms of your grant, will vest in full if within 3.5 years of your Start Date Quantum-Si’s common stock closing price is at least $20.00 (as adjusted) for 20 out of 30 consecutive trading days.  Further, you will be eligible for, but not guaranteed to receive, an annual time-based equity award in March 2024.

You will be eligible for participation in the Quantum-Si Incorporated Executive Severance Plan, and you will become a participant in such Executive Severance Plan commencing on your Start Date.

You will be appointed as a member of the Board of Directors on or about your Start Date.  In the event your employment with the Company terminates for any reason, you will resign from the Board of Directors as of your termination date.

You will devote your best efforts and substantially all of your business time to the performance of your duties as Chief Executive Officer. Notwithstanding the foregoing, subject to the advance approval of the Board of Directors, which approval will not be unreasonably withheld, you will be entitled to serve on boards of directors, professional, civic, charitable, educational, religious, public interest, public service or medical advisory boards, in each case to the extent such activities do not materially interfere, as determined by the Board of Directors in good faith, with the performance of your duties and responsibilities hereunder.

You will be based out of Quantum-Si’s San Diego, California facility, with the expectation that you will travel regularly, as appropriate and as requested by the Board, to the Company’s offices in Connecticut.

Quantum-Si recognizes the need for employees to take time away from the office to creatively recharge.  We also believe in taking personal responsibility for managing our own time, workload and results.  For these reasons our Flexible Paid Time Off (FPTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in Quantum-Si’s discretion.  In no event will any employee be compensated for unused vacation time.  You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect.  Health insurance shall commence on your start date.  Further, while we expect you to remain with Quantum-Si for a long time, this letter is not an employment contract and you will be an at-will employee.

This letter is subject to successful completion of a background check and satisfactory completion of references.  By signing this letter, you authorize Quantum-Si to conduct such background check.

Quantum-Si considers the protection of its confidential information, proprietary materials and goodwill to be extremely important.  As a condition of this offer of employment, you are required to sign Quantum-Si’s Non-solicit, Confidentiality and Intellectual Property Agreement, and other policies contained in the Company’s Employee Handbook.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Quantum-Si.  We firmly believe that Quantum-Si offers a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable.  As a member of our growing team, you will be in the rare position of helping to shape the culture and direction of our organization.  We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives.  If you have any questions regarding this offer, the position, or the company’s benefits programs, please do not hesitate to reach out.

Please note that this offer will expire on October 7, 2022, unless accepted by you in writing prior to such date.

Sincerely,

Quantum-Si Incorporated

		By:	/s/ Jonathan M. Rothberg
Jonathan M. Rothberg
Executive Chairman of the Board and Founder
ACCEPTED AND AGREED:

By:	/s/ Jeffrey Hawkins
Jeffrey Hawkins